AGREEMENT

by and between

FIRST SURGICAL PARTNERS HOLDINGS, INC.

and

NORTHSTAR HEALTHCARE INC.

As of September 2, 2014

i

ii

AGREEMENT

THIS AGREEMENT (this “Agreement ”), dated as of September [2], 2014, is made and entered into by and between First Surgical Partners Holdings, Inc., a Delaware corporation (“First Surgical”), and Northstar Healthcare Inc., a British Columbia corporation (“Northstar”). First Surgical and Northstar are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, First Surgical is a parent company of and indirectly owns all of the issued and outstanding equity of First Street Surgical Center, L.P. (“FS Surgical) and First Street Hospital L.P. (“FS Hospital”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which a newly formed Texas limited liability company (“Newco”) shall assume the operations of FS Surgical and FS Hospital, on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees:

ARTICLE I
CONSTRUCTION; DEFINITIONS

Section 1.1. Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed in the City of Houston, Texas.

“Closing Date” means the date on which the Closing occurs.

“Exhibit” means any exhibit attached to this Agreement.

“Financing” means an anticipated brokered private placement financing by Northstar for gross proceeds of up to $7,500,000. Completion of the Financing is subject to the approval of the Toronto Stock Exchange (“TSX”).

“First Surgical Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by First Surgical or any Affiliate of First Surgical in connection with the transactions contemplated hereby.

“First Street Credit Agreement” means that certain loan agreement, dated December 20, 2013, by and among Iberiabank and other lenders and FS Surgical and FS Hospital.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any self-regulating body, including a stock exchange, and any related arbitrator.

“Knowledge” means all facts that are known, after reasonable inquiry, (a) with respect to Northstar, by Dr. Donald Kramer, Harry Fleming and Doug Samuelson and (b) with respect to First Surgical, by Dr. Jacob Varon and Jeff Holland.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

“Leased Real Property” means the parcels of real property on which FS Surgical and FS Hospital are located, 411 First Street, Bellaire, Texas 77401.

“Leases” means the following leases: (i) the lease, dated April1, 2003 between FS Surgical and First Street Holdings Ltd. (formerly lslington, Ltd.), as amended April 1, 2013 and December 1, 2013; (ii) the lease dated March 1, 2005, between FS Surgical and Lenox Hill Holdings, Ltd., as amended September 1, 2010, February 1, 2012 and November 19, 2013; (iii) the lease dated November 1, 2006, between FS Surgical and Ranier Metroplex Partners LP, as amended November 1, 2009; (iv) the lease dated September 17, 2006, between FS Hospital and First Street Holdings, Ltd., as amended April 1, 2013 and December 1, 2013.

“Material Adverse Effect” means any state of facts, change, event, circumstance, effect or occurrence, individually or in the aggregate with other facts, change, event, effect or occurrence, that is or would reasonably likely be materially adverse to the, financial condition, results of operations, properties, assets or liabilities (including contingent liabilities), or business of the a Party and its Subsidiaries taken as a whole; provided, that none of the following, and no changes, effects, events, circumstances, occurrences or states of facts arising out of or resulting from the following, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect, to the extent the following do not materially and disproportionately impact applicable Party and its Subsidiaries, taken as a whole, compared to other companies in the industry or industries in which the Company and its Subsidiaries operate, in which case the extent of such material and disproportionate effect may be taken in to account in determining whether a Material Adverse Effect has occurred: (a) changes or effects in general economic conditions; (b) changes in Laws or GAAP (or other analogous accounting standards) or the enforcement thereof; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry or industry sectors in which the Company and its Subsidiaries operate; (d) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (e) changes or effects that arise out of or are attributable to the negotiation, execution, public announcement, pendency or performance of this Agreement or the compliance with the provisions thereof.

“Northstar Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Northstar or any Affiliate of Northstar in connection with the transactions contemplated hereby.

“Northstar Capital Contribution” means the capital contribution in the amount of $7,500,000 to be made by Northstar into Newco at Closing.

“Ordinary Course” means (a) the ordinary course of business of the applicable Party and its Subsidiaries and consistent with the past practices of the applicable Party and its Subsidiaries and (b) not required to be authorized by the board of directors or other governing body or the applicable Party or its Subsidiaries, or by any Person exercising similar authority; provided, that material violations of Law or a material violation of the contractual rights of third parties shall not be Ordinary Course.

“Payables” means the payables of FS Surgical and FS Hospital as listed on Schedule 1, or any payable incurred by FS Surgical and FS Hospital which is incurred in the Ordinary Course and within one of the categories of payables described in Schedule 1.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens incurred in the Ordinary Course and not yet delinquent, and (d) Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, easements, mineral leases and reservations, and other minor irregularities in title, none of which, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Person, (ii) have more than an immaterial effect on the value thereof or its use or (iii) impair the ability of such parcel to be sold, leased or subleased for its present use. For the avoidance of doubt, except for Liens described in clauses (a) and (b), Liens securing obligations for the payment of money shall not constitute Permitted Liens hereunder.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Receivables” means the accounts receivable of FS Surgical and FS Hospital as of the Closing Date.

“Representatives” means, with respect to a Person, such Person’s respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

“Schedule” means any schedule attached to this Agreement.

“Subsidiary” or “Subsidiaries” means any or all Persons of which either Party (or other specified Person) shall own directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) a majority of the economic interests of such Person.

“Varon Payable” means obligations of FS Surgical and FS Hospital to Dr. Jacob Varon, in the aggregate amount of $700,000, with respect to certain advances Dr. Varon previously made to FS Surgical and FS Hospital.

Section 1.2. Other Definitions. Each of the following terms is defined in the Section set forth opposite such term: T/B/S

Section 1.3. Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); (f) the terms “year” and “years” mean and refer to calendar year(s) and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

Section 1.4. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
NEWCO

Section 2.1. Formation of Newco. Upon the Closing, First Surgical (or one or more of its Subsidiaries) and Northstar (or one or more of its Subsidiaries) shall execute and deliver a limited liability company agreement for Newco (the “Company Agreement”) in form to be agreed by the parties. Among other things, the Company Agreement shall contain the following terms:

  Board of Managers: 5 member board, initially comprised of two Northstar designees, two First Surgical designees and Dr. Jacob Varon. If at any time Dr. Varon ceases to serve on the board, the vacancy created shall be filled by Northstar.

  Certain Actions: A vote of holders of 80% of the holders of equity of Newco shall be required to take certain critical actions, including:

1.	Amendments to Company Agreement;
2.	Significant financings;
3.	Major additions or deletions of services;
4.	Major Capital projects;
5.	Acquisitions and dispositions of assets or businesses, outside the ordinary course of business;
6.	Entering into a different line of business, and
7.	Hiring and termination of any chief executive officer of Newco.

Upon the Closing, First Surgical (and/or one or more of its Subsidiaries) shall be issued 49% of the outstanding membership interest (the “Units”) issued by Newco and Northstar (and/or one or more of its Subsidiaries) shall be issued 51% of the outstanding Units issued Newco. Newco shall have one class of Units only, with identical economic and non-economic rights and obligations.

Section 2.2. Further Assurances. Each Party shall on the Closing Date and from time to time thereafter, at the other Party’s reasonable request and without further consideration, execute and deliver (or cause to be executed and delivered) to the other Party such instruments of transfer, conveyance and assignment as shall be reasonably requested by the other Party to effect the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIRST SURGICAL

First Surgical hereby represents and warrants to Northstar as follows as of the date hereof and as of the Closing Date:

Section 3.1. Organization. Each of First Surgical and each of its Subsidiaries is a corporation, limited liability company or other organization duly formed, validly existing and in good standing, as applicable, under the laws of the jurisdiction of incorporation or organization, as applicable, and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.2. Authorization. Each of First Surgical and, as applicable, each of its Subsidiaries has all necessary corporate power and authority to execute and deliver this Agreement and the First Surgical Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the First Surgical Ancillary Documents by First Surgical and/or its Subsidiaries, the performance by First Surgical and/or its Subsidiaries of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of First Surgical and/or its Subsidiaries. This Agreement has been and, as of the Closing Date, the First Surgical Ancillary Documents shall be, duly executed and delivered by First Surgical and/or its Subsidiaries and do or shall, as the case may be, constitute the valid and binding agreements of First Surgical and/or its Subsidiaries, enforceable against such Persons in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3. Absence of Restrictions and Conflicts. Except as set forth on Schedule 3.31, the execution, delivery and performance by First Surgical of this Agreement and the First Surgical Ancillary Documents and the consummation of the transactions contemplated hereby and thereby: (a) will not create in any party the right to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (b) do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the organizational or constituent documents of First Surgical or any of its Subsidiaries, (ii) except as indicated on Schedule 3.3, any other contract, agreement, permit, franchise, license or other instrument applicable to which First Surgical or any of its Subsidiaries is a party, (iii) any judgment, decree or order of any court or Governmental Entity or agency to which First Surgical or any of its Subsidiaries is a party or by which First Surgical, or any of its Subsidiaries or any of their respective properties are bound, or (iv) any Law or arbitration award applicable to First Surgical or any of its Subsidiaries.

Section 3.4. Title to Assets; Related Matters.

(a) Except as set forth on Schedule 3.4,2 FS Hospital and FS Surgical have good and valid title, a valid leasehold interest in, or a valid license for, all of the property and assets owned, leased, licensed, operated or used by them, free and clear of all Liens, except Permitted Liens.

(b) All material equipment and other items of tangible personal property and assets owned, leased, licensed, operated or used by FS Hospital and FS Surgical (i) are in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, (iii) conform to all applicable Laws applicable thereto. First Surgical has no Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets other than ordinary wear and tear. Except as set forth on Schedule 3.4 and except for leased items that are subject to personal property leases, no Person other than the Company or its Subsidiaries owns any equipment or other tangible personal property or assets situated on the premises of the Company or any Subsidiary.

(c) Except as set forth on Schedule 3.4, neither First Surgical nor any of its Affiliates (other than FS Surgical and FS Hospital) owns or holds any assets or property (tangible or intangible) that are currently being used in connection with the business of FS Surgical and FS Hospital.

Section 3.5. Accounts Receivable. All Receivables (billed and unbilled) and all Payables of the FS Surgical and FS Hospital will have arisen from bona fide transactions by such FS Surgical or FS Hospital, as the case may be, in the Ordinary Course.

Section 3.6. Licenses. Schedule 3.6 is a correct and complete list of all Licenses held by the FS Surgical and FS Hospital. FS Surgical and FS Hospital own or possess all Licenses that are necessary to enable it to carry on its operations as presently conducted. All such Licenses are valid, binding and in full force and effect.

____________________

1 Iberia Bank will be listed on Schedule.
2 Liens held by Iberia will be listed.

Section 3.7. Legal Proceedings.

(a) No suit, action, claim, arbitration, proceeding or investigation is pending or, to the Knowledge of First Surgical, threatened against, relating or involving First Surgical or any of its Subsidiaries that will, either individually or in the aggregate, impair or delay the ability of the First Surgical to consummate the transactions contemplated hereby, or by any of the First Surgical Ancillary Documents. First Surgical is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that will, either individually or in the aggregate, impair or delay the ability of the First Surgical to consummate the transactions contemplated hereby, or by the Northstar Ancillary Documents.

(b) No actions, suits, claims, investigations or other legal proceedings are pending or, to the Knowledge of First Surgical, threatened against or by First Surgical or any Affiliate of First Surgical that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.8. Brokers, Finders and Investment Bankers. Neither First Surgical, any of its Subsidiaries, nor any officer, member, director or employee of First Surgical or any of its Subsidiaries nor any Affiliate of First Surgical or any of its Subsidiaries, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 3.9. No Additional Representations or Warranties. Except for the specific representations and warranties expressly made by First Surgical in Article III, (a) Northstar acknowledges and agrees that (i) neither First Surgical nor any Subsidiary is making or has made any representation or warranty, express or implied, at law or in equity, in respect of First Surgical or its Subsidiaries (including FS Surgical and FS Hospital), or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, prospects, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding FS Surgical or FS Hospital furnished to Northstar or its Representatives or made available to the Northstar or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever, and (ii) no Representative of First Surgical or any of its Subsidiaries has any authority, express or implied, to make any statements, representations, warranties or agreements regarding the transactions contemplated by and the subject matter of this Agreement not specifically set forth in this Agreement and subject to the express remedies and limitations thereon herein provided; (b) Northstar specifically disclaims that it is relying upon or has relied upon any such other statements, representations or warranties that were made by any Person, and acknowledges and agrees that First Surgical has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; (c) Northstar specifically disclaims any obligation or duty by First Surgical or its Subsidiaries to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III; and (d) Northstar is entering into the transaction contemplated by this Agreement subject only to the specific representations and warranties set forth in Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NORTHSTAR

Northstar hereby represents and warrants to First Surgical as follows as of the date hereof and as of the Closing Date:

Section 4.1. Organization. Northstar is a corporation duly formed, validly existing and in good standing under the laws of the Province of British Columbia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2. Authorization. Northstar has all necessary corporate power and authority to execute and deliver this Agreement and the Northstar Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Northstar Ancillary Documents by Northstar, the performance by Northstar of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of Northstar. This Agreement has been and, as of the Closing Date, the Northstar Ancillary Documents shall be, duly executed and delivered by Northstar and do or shall, as the case may be, constitute the valid and binding agreements of Northstar, enforceable against Northstar in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Northstar Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not or will not (as the case may be), violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under, or create in any part the right to terminate, modify or cancel (a) any term or provision of the organizational documents of the Northstar, (b) any contract to which the Northstar is a party, (c) any judgment, decree or order of any Governmental Entity to which the Northstar is a party or by which the Northstar or any of its properties is bound, or (d) any Law or arbitration award applicable to the Northstar.

Section 4.4. Financial Capability. Subject to the completion of the Financing, Northstar has access to, and, on the Closing Date, will have, sufficient cash to make the Northstar Capital Contribution on the terms and conditions contemplated by this Agreement and the fees, expenses and other costs of Northstar incurred in connection with the transactions contemplated by this Agreement.

Section 4.5. Legal Proceedings.

(a) No suit, action, claim, arbitration, proceeding or investigation is pending or, to the Knowledge of Northstar, threatened against, relating or involving the Northstar or any of its Subsidiaries that will, either individually or in the aggregate, impair or delay the ability of the Northstar to consummate the transactions contemplated hereby, or by any of the Northstar Ancillary Documents. Northstar is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that will, either individually or in the aggregate, impair or delay the ability of the Northstar to consummate the transactions contemplated hereby, or by Northstar Ancillary Documents.

(b) No actions, suits, claims, investigations or other legal proceedings are pending or, to Knowledge of the Northstar, threatened against or by Northstar or any Affiliate of Northstar that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.6. No Additional Representations or Warranties. Except for the specific representations and warranties expressly made by Northstar in Article IV, (a) First Surgical acknowledges and agrees that (i) neither Northstar nor any Subsidiary is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Northstar or its Subsidiaries, or any of their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, prospects, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) furnished to First Surgical or its Representatives or made available to First Surgical or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, or in respect of any other matter or thing whatsoever, and (ii) no Representative of Northstar or any of its Subsidiaries has any authority, express or implied, to make any statements, representations, warranties or agreements regarding the transactions contemplated by and the subject matter of this Agreement not specifically set forth in this Agreement and subject to the express remedies and limitations thereon herein provided; (b) First Surgical specifically disclaims that it is relying upon or has relied upon any such other statements, representations or warranties that were made by any Person, and acknowledges and agrees that Northstar has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; (c) First Surgical specifically disclaims any obligation or duty by Northstar or its Subsidiaries to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article IV; and (d) First Surgical is entering into the transaction contemplated by this Agreement subject only to the specific representations and warranties set forth in Article IV.

Section 4.7. Brokers, Finders and Investment Bankers. Neither Northstar, nor an officer, member, director or employee of Northstar nor any Affiliate of Northstar, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby, except that Northstar may retain an investment banking firm, agent or broker in connection with the Financing. Any financial advisory fees, brokerage fees or finders’ fees incurred in connection with the Financing shall be born exclusively by Northstar.

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS

Section 5.1. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall each use its commercially reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all required consents, waivers, approvals and authorizations, including those set forth on Schedule 3.3 and Schedule 3.6, and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or before the Expiration Date, in accordance with the terms hereof (provided, however, that neither of the Parties nor any of their respective Affiliates shall be required to pay money to any third party, commence any litigation, grant any accommodation (financial or otherwise) to any third party, dispose of any assets or agree to any restriction in connection with such efforts), and shall cooperate fully with the other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each Party promptly shall make all filings and submissions and shall take all other actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby. Each Party shall furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby. Without limiting the foregoing, First Surgical shall cause FS Surgical and FS Hospital to execute, acknowledge and deliver to Newco any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Newco and/or the Texas Department of State Health Services (“DSHS”) at any time and shall take any and all other actions reasonably requested by Newco and DSHS at any time for the purpose of more effectively assigning, transferring, granting, conveying and conferring to Newco, the Hospital and ASC licenses (“DSHS Obligations”). First Surgical’s DSHS Obligations shall include, but not be limited to, cooperating with Northstar and Newco to complete the hospital and ambulatory surgery center change of ownership requirements described in 25 TAC 133 and 25 TAC 135. After the Closing, the Parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.2. Public Announcements. Notwithstanding anything herein to the contrary, each Party hereby agrees that, except as may be required to comply with the requirements of any applicable Laws, the rules and regulations of each stock exchange upon which the securities of such Party are listed, if any (in which case the Party proposing to issue such press release or make such public announcement shall consult in good faith with the other Party before issuing any such press release or making any such public announcement and shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance), no filing, press release or similar public announcement or communication shall be made by it or caused to be made by it concerning the execution or performance of this Agreement unless it shall have consulted the other Party in advance with respect thereto and such other Party consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) to such filing, release, announcement or communication; provided, however, each Party and its Affiliates may make internal announcements regarding this Agreement to its directors, officers and employees without the consent of the other Party. If either Party determines that any of this Agreement, the Northstar Ancillary Agreements or the First Surgical Ancillary Agreements must be filed with any Governmental Authority pursuant to applicable Law, then before making such filing, such Party shall provide the other Party with a version of any document it intends to file with any necessary redactions, and shall give due consideration to the other Party’s comments regarding the redacted version and use commercially reasonable efforts to ensure confidential treatment by the applicable authority of any sections specified by such Party.

Section 5.3. Financing. First Surgical agrees to provide such assistance with the Financing as is reasonably requested by Northstar.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligations of Each Party. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the following conditions:

(a) Injunction. No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction to the effect that the Transaction may not be consummated as provided herein, no proceeding or lawsuit is commenced and ongoing by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice is received and outstanding from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof are obtained or made, including the items listed on Schedule 3.6.

(c) Personal Property Lease. On or before the Closing, FS Surgical and FS Hospital and Newco shall have entered into a personal property lease (the “Personal Property Lease”) on terms and conditions mutually satisfactory to First Surgical and Northstar. Among other things, the Personal Property Lease shall contain the following terms:

(i) Term: 5 years (the “Initial Term”); provided however, the term may be extended for up to an additional three (3) years if Newco has not made distribution payments to First Surgical of at least $18,000,000 during the Initial Term. If the distribution payments made by Newco to First Surgical during the Initial Term are less than $18,000,000, the Personal Property Lease payments will continue for that period of time (the “Extended Term”) until the sum of the Personal Property Lease payments made by Newco and one half of the distribution payments received by First Surgical equal the difference between $18,000,000 and the distribution payments made to First Surgical during the Initial Term;

(ii) First Surgical agrees to pay at least twenty-five percent (25%) of any distribution payment received during the Initial Term to principal debt reduction of the loans under the First Street Credit Agreement. Additionally, in any month in which First Surgical receives a distribution payment from Newco of at least $100,000, First Surgical agrees to pay at least $50,000 toward principal debt reduction of such loans;

(iii) Monthly payment: $189,445 per month; subject to adjustment based on changes to the monthly debt service due under the First Street Credit Agreement as a result of the interest rate charged by Iberia Bank; however, the monthly payments shall not be less than $150,000 and not be more than $190,000;

(iv) Property to be leased: All furniture, fixtures, equipment, tenant improvements and other personal property owned by FS Hospital and FS Surgery as of the Closing Date; and

(v) Property to be subleased: To the extent not assumed by Newco under Section 6.1 (d), all furniture, fixtures, equipment, tenant improvements and other person property leased from third parties by FS Hospital and FS Surgery as of the Closing Date.

(vi) Varon Payable: First Surgical shall cause $19,445 of the Monthly payment of the personal property lease shall be applied and paid to satisfy the Varon Receivable. After thirty-six (36) months, the monthly payment during the Extended Term, if any, of the Personal Property Lease shall be reduced by $19,445.

(d) Lease Agreements. On or before the Closing either Newco shall have assumed the obligations of FS Surgical and FS Hospital from and after the Closing under the Leases. Except for the Newco Payment described in Section 7.6, Newco shall have no obligation to pay rent owed by either FS Surgical or FS Hospital pursuant to the Leases prior to Closing.

(e) Management Services Agreement. Northstar and Newco shall enter into a Management Services Agreement, on terms satisfactory to Northstar and First Surgical, (the “Management Services Agreement”). Pursuant to the Management Services Agreement, Newco shall pay to Northstar a management fee of three percent (3%) of collections for corporate overhead, including the following services: (i) recruiting, hiring and employment of all staff; (ii) accounting and in-house legal services; and (iii) marketing. In addition, under the Management Services Agreement, Newco shall pay Northstar third-party charges actually incurred on behalf of or allocable to Newco.

(f) Transition Services Agreement. FS Surgical and/or FS Hospital shall enter into a Transition Services Agreement with Newco, on terms satisfactory to Northstar and First Surgical, pursuant to which FS Surgical and FS Hospital shall, for a period of time as may be necessary (not to exceed six months), to provide for Newco certain services which Newco may be unable to provide immediately upon Closing (including, without limitation, operating under existing licenses). Newco will pay FS Surgical and FS Hospital a fee under such Transition Services Agreement equal to the cost for FS Surgical and FS Hospital to provide such services.

(g) Equipment Leases. FS Surgical and FS Hospital shall either (i) assign the Equipment Leases listed on Schedule 6.1(g) (the “Equipment Leases”) to Newco, and Newco shall assume all of FS Surgical’s and/or FS Hospital’s liabilities and obligations thereunder or (ii) Newco shall enter into new equipment leases in respect of the equipment leased under the Equipment Leases.

(h) Upon Closing, Northstar will cause Newco to arrange to hire employees for Newco, either directly or indirectly through ADP or other third party. Immediately upon Closing, persons currently employed at FS Surgical and FS Hospital will continue their employment through Newco.

(i) Assignment and Assumption Agreement. Upon Closing, FS Surgical, FS Hospital and Newco shall enter into an Assignment and Assumption Agreement, on customary terms, pursuant to which FS Surgical shall assign all of its Receivables and Payables to Newco, and Newco shall accept title to the Receivables and assume the obligations and liabilities for, and agree to pay and discharge, the Payables.

Section 6.2. Conditions to Obligations of First Surgical. The obligations of First Surgical to consummate the transactions contemplated hereby are subject to the fulfillment at or before the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Northstar contained in Article IV are true and correct in all respects (disregarding any Material Adverse Effect or materiality qualifications set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which are true and correct in all respects as of that specified date), except where failure of such representations and warranties to be true and correct has no Material Adverse Effect.

(b) Performance of Obligations of Northstar. Northstar has performed in all material respects all covenants and agreements required to be performed by it hereunder at or before the Closing.

(c) Ancillary Documents. Northstar has delivered, or caused to be delivered, to the Northstar Ancillary Documents.

(d) Required Consent. First Surgical shall have received the consents set forth on Schedule 6.2(d).

Section 6.3. Conditions to Obligations of Northstar. The obligations of the Northstar to consummate the transactions contemplated hereby are subject to the fulfillment at or before the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of First Surgical contained in Article III are true and correct in all respects (disregarding any Material Adverse Effect or materiality qualifications set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which are true and correct in all respects of that specified date), except where the failure of such representations and warranties to be true and correct has no Material Adverse Effect.

(b) Performance of Obligations by First Surgical. First Surgical has performed in all material respects all covenants and agreements required to be performed by it hereunder on or before the Closing Date.

(c) Ancillary Documents. First Surgical has delivered, or caused to be delivered, to Northstar the First Surgical Ancillary Documents.

(d) Financing. Northstar shall have completed the Financing and shall have received the proceeds of the Financing.

ARTICLE VII
CLOSING

Section 7.1. Closing. The Closing shall occur at 9:00 a.m., Houston, Texas time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI that are contemplated to be satisfied before the Closing, or on such other date as the Parties may agree. The Closing shall take place at the offices of Strasburger & Price, LLP at 909 Fannin Street, Suite 2300, Houston, Texas 77010, or at such other place as the Parties may agree.

Section 7.2. First Surgical Closing Deliveries and Action. At the Closing, First Surgical shall deliver, or cause to be delivered, to Northstar the following:

(a) a certificate of an authorized officer of First Surgical as to compliance with the conditions set forth in Section 6.3(a), Section 6.3(b),Section 6.3(c) and Section 6.3(d);

(b) all other documents required to be entered into by First Surgical, any Subsidiary pursuant hereto or reasonably requested by Northstar to consummate the transactions contemplated hereby; and

Section 7.3. Northstar Closing Deliveries. At the Closing, Northstar shall deliver, or cause to be delivered, to the Shareholder the following documents.

(a) a certificate of an authorized officer of the Northstar as to compliance with the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c); and

(b) all other documents required to be entered into by Northstar pursuant hereto or reasonably requested by the First Surgical to otherwise consummate the transactions contemplated hereby.

Section 7.4. Northstar Capital Contribution. Simultaneous with the Closing, Northstar shall make the Northstar Capital Contribution.

Section 7.5. Assignment by FS Surgical and FS Hospital. Simultaneous with the Closing, First Surgical shall cause FS Surgical and FS Hospital to transfer and assign any and all of the medical supplies owned by them to Newco, pursuant to a Bill of Sale in customary form.

Section 7.6. Newco Payment. Immediately upon receiving the Northstar Capital Contribution, Northstar shall cause Newco to pay the lessors under the leases the sum of $1 million in the aggregate (allocated as specified by such lessors) in respect of prior obligations of FS Hospital and FS Surgical under the leases.

Section 7.7. Allocation of Receivables. Following the Closing, Newco shall pay to FS Surgical or FS Hospital (as directed by First Surgical) an amount equal to 50% of the Receivables as they are collected, up to $300,000. Such amount shall only be paid out of collected Receivables and shall be paid weekly.

Section 7.8. Post-Closing Payment. No later than ten (10) days following the Closing, Newco shall inform the parties of (i) the amount of Receivables delivered to Newco at Closing and (ii) the amount of Payables assumed by Newco at Closing. If the amount of such Receivables collected within 365 days following Closing exceeds the amount of such Payables paid within 365 days following Closing, Newco shall promptly pay First Surgical an amount equal to such difference. If the amount of such Payables paid within 365 days following Closing exceeds the amount of such Receivables collected within 365 days following Closing, Newco shall promptly pay Northstar the amount of the difference. All amounts paid by Newco to FS Surgical or FS Hospital pursuant to Section 7.7 shall be excluded from Receivables collected in any calculation under this Section.

ARTICLE VIII
TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time before the Closing:

(a) by mutual written consent of the Parties;

(b) by written notice from the First Surgical to Northstar, if Northstar (i) fails to perform in any respect any of its agreements contained herein required to be performed by it at or before the Closing or (ii) breaches any of its representations and warranties contained herein, which failure or breach is not cured within twenty (20) days following First Surgical having notified the Northstar of its intent to terminate this Agreement pursuant to this Section 8.1(b), except where such failure or breach would not materially impair or delay the ability of the Northstar to consummate the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, First Surgical shall be able to terminate this Agreement pursuant to this Section 8.1(b) in the event that the Northstar fails to consummate the transactions required to be performed by it on the Closing Date as set forth in Section 8.1;

(c) by written notice from Northstar to First Surgical, if First Surgical (i) fails to perform in any respect any of their agreements contained herein required to be performed by it at or before the Closing, or (ii) breaches any of its representations and warranties contained herein, which failure or breach is not cured within twenty (20) days following Northstar having notified First Surgical of its intent to terminate this Agreement pursuant to this Section 8.1(c), except where such failure or breach has no Material Adverse Effect; provided, however, that, notwithstanding the foregoing, Northstar shall be able to terminate this Agreement pursuant to this Section 8.1(b) in the event that First Surgical fails to consummate the transactions required to be performed by it on the Closing Date as set forth in Section 8.1; or

(d) by written notice by either party to the other Party, as the case may be, in the event the Closing has not occurred on or before November 2, 2014 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination.

Section 8.2. Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Party may be without an adequate remedy at law. If either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 8.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of either Party or its partners, officers, directors or stockholders, except for obligations under Section 6.4 (Public Announcements), Section 11.1 (Notices), Section 11.6 (Controlling Law), Section 11.5 (Mediation), Section 11.6 (Consent to Jurisdiction, Etc.), Section 11.9 (Amendment) and Section 11.14 (Transaction Costs) and this Section 8.3, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve either Party from liability for any then-existing breach hereof.

ARTICLE IX
NORTHSTAR SUBSCRIPTION RIGHT; OPTION

Section 9.1. Northstar Subscription Right:

(a) For purposes of this Section 9.1, capitalized terms not otherwise defined herein shall have the meaning specified for such terms in the First Surgical Stockholders Agreement.

(b) In the even any Stockholder delivers a Notice Offer to the Company, the Company shall notify Northstar of the receipt thereof within five business days of such receipt. Within fifteen (15) days of receiving such notice, Northstar may (but shall not be required to) notify the Company that it elects to subscribe for a number of Shares equal to all of the Shares referred to in the Notice Offer, at the price specified in the Notice Offer. If Northstar makes such election, the Company shall exercise its right under Section 4B of the Stockholders Agreement to purchase all of the Shares specified in the Notice Offer.

(c) The consummation of the purchase of Shares by Northstar pursuant to the exercise of its election set forth in the preceding paragraph shall occur at a date, time and place designated by the Company, immediately prior to the consummation of the Company’s repurchase of the Selling Stockholder’s Shares contemplated by Section 9.1(b). The purchase price shall be paid by Northstar by wire transfer to an account designated to it by the Company.

Section 9.2. Option.

(a) Commencing on the fourth (4th) anniversary of the Closing and ending on the tenth (10th) anniversary of the Closing, Northstar shall have the right to purchase all of the equity in Newco then owned by First Surgical (the “Option”). Northstar shall notify First Surgical of its exercise of such right. The exercise of the Option shall be irrevocable. The consummation of the sale of First Surgical equity shall occur five (5) Business Days after the exercise of the Option at a place and time in Houston, Texas designated by Northstar in its notice of exercise of the Option (the “Option Closing”).

(b) The purchase price for units of Newco purchased pursuant to the Option shall be as follows: An amount equal to five (5) multiplied by the last twelve months EBITDA (based on the most recent regularly prepared quarterly financial statements of Newco; provided that such financial statements are no more than one month older than 30 days prior to the Option Closing) multiplied by a fraction, the numerator of which is the First Surgical units in Newco to be purchased pursuant to the exercise of the Option and the denomination which is all the outstanding units of Newco.

(c) If Northstar exercises its option to purchase all of the equity owned by First Surgical in Newco, the minimum purchase price shall be $10 million, notwithstanding the provisions of Section 9.2(b).

ARTICLE X
DISSOLUTION OF RELATIONSHIP

Section 10.1. Dissolution of Relationship.

(a) The Parties may at any time mutually agree to terminate their relationship, terminate this Agreement and dissolve Newco.

(b) First Surgical may elect, in its sole and absolute discretion, any time within 180 days following the second (2nd) anniversary Closing, to terminate the relationship between itself and Northstar (subject to subsection 10.1(g) below), terminate this Agreement and dissolve Newco, by giving notice thereof to Northstar unless Newco achieves during the first two (2) years following the Closing revenue (based on the regularly prepared monthly financial information of Newco) for any consecutive twelve months during such two (2) year period ending on the second anniversary of the Closing equal to or greater than $40 million.

(c) In the event that Newco defaults in a payment obligation under the Personal Property Lease or a lease payment under any of the Leases, First Surgical may at any time, in its sole and absolute discretion, terminate its relationship with Newco terminate this Agreement and dissolve Newco.

(d) In the eve nt that the right to terminate Newco pursuant to Section 10.1(a), 10.1(b) or 10.1(c) is exercised, then

(i) the Personal Property Lease shall be cancelled effective as of the Dissolution Date, and all furniture, fixtures and equipment leased to Newco thereunder (or subsequently purchased or leased by Newco) shall be returned to First Surgical or its designee, at the expense of First Surgical, and Newco shall have no further obligations under the Personal Property Lease;

(ii) Newco shall assign its rights and obligations under the Real Property Lease from and after the Dissolution Date to First Surgical or its designee;

(iii) First Surgical’s equity in Newco shall be cancelled;

(iv) First Surgical shall cause any person it has designated for appointment to the Board of Managers of Newco to resign as of the Dissolution Date.

(e) Newco shall continue to be liable for (i) any obligations and liabilities it incurred prior to the Dissolution Date including but not limited to obligations under the Personal Property Lease and the Real Property Lease and (ii) any obligations and liabilities incurred by Newco following the Dissolution Date.

(f) The Parties agree to take any and all action, and to execute and delivery any necessary agreements and instruments to give effect to the provisions of this Section 10.1, including with respect to the transfer of any and all licenses.

(g) Upon and as a condition to the consummation of the termination of Newco pursuant to Section 10.1(b), First Surgical shall pay Northstar the sum of $7.5 million.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.1. Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service, by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or by electronic mail as follows:

To the Northstar:	Northstar Healthcare Inc.
4120 Southwest Freeway, Suite 150
Houston, Texas 77027
Attn: Harry Fleming, President
E-mail: hfleming@northstar-healthcare.com

with a copy to:	Northstar Healthcare Inc.
4120 Southwest Freeway, Suite 150
Houston, Texas 77027
Attn: General Counsel
Fax: 713-355-8615

To the First Surgical:	First Surgical Partners Holdings, Inc.
411 First Street
Bellaire, TX 77401
Attn: Dr. Jacob Varon and
Chief Executive Officer
Email: drvaron@varonmd.com
jholland@firstsurgical.com

with a copy to:	Strasburger & Price, LLP
2 Houston Center
909 Fannin Street, Suite 2300
Houston, Texas 77010-1036
Attn: Steven D. Rubin
Email: steve.rubin@Strasburger.com

or to such other representative or at such other address of either Party as such Party may furnish to the other Party in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) on the first Business Day following timely delivery to a national overnight courier service, (c) on the fifth Business Day following it being mailed by registered or certified mail, or (d) when actually received, if transmitted by electronic mail.

Section 11.2. Schedules and Exhibit. The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 11.3. Assignment; Successors in Interest. No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Party.

Section 11.4. Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.5. Mediation.

(a) Except with respect for equitable relief (including interim relief), any Legal Dispute shall be resolved in accordance with the procedures set forth in this Section 11.5 and Section 11.6. Until completion of such procedures, no Party may take any action to force a resolution of a Legal Dispute by any judicial or similar process, except to the extent necessary to avoid expiration of a claim that is permitted by this Agreement.

(b) Any party seeking resolution of a Legal Dispute shall first submit the Legal Dispute for resolution by mediation pursuant to the American Arbitration Association Procedure for Mediation of Commercial Disputes as then in effect. Mediation will take place in Houston, Texas and will continue for at least sixty (60) days unless the mediator chooses to withdraw sooner.

(c) All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Legal Dispute shall be deemed to have been delivered in furtherance of a Legal Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Legal Dispute.

Section 11.6. Governing Law; Consent to Jurisdiction; WAIVER OF TRIAL BY JURY; Etc.

(a) This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Texas without reference to its choice of law rules.

(b) Each Party hereby irrevocably consents and agrees that, if any Legal Dispute is not resolved by mediation undertaken pursuant to Section 11.5, such Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Texas or the federal courts located in the State of Texas. In that context, and without limiting the generality of the foregoing, each Party hereby irrevocably and unconditionally (i) consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding; (ii) waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum; and (iii) waives any objection to service of process effected in accordance with Section 11.1 or any means allowable under Texas law or procedure. During the period a Legal Dispute is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. In the event a Legal Dispute is brought pursuant to this Section 11.6(b), each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11.6(b) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE FIRST SURGICAL ANCILLARY AGREEMENTS OR NORTHSTAR ANCILLARY AGREEMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE FIRST SURGICAL ANCILLARY AGREEMENTS AND NORTHSTAR ANCILLARY AGREEMENTS AND ANY OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6(C).

Section 11.7. Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 11.9. Amendment. This Agreement may not be amended, modified or supplemented, except by written agreement of the Parties.

Section 11.10. Enforcement of Certain Rights. Except as provided in Section6.1(j), nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 11.11. Waiver. Any agreement on the part of either Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by either Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by either Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.12. Integration. THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT HERETO, INCLUDING THE EXHIBITS AND SCHEDULES HERETO, SUPERSEDE ALL NEGOTIATIONS, AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT THERETO.

Section 11.13. Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other Party the benefits hereof.

Section 11.14. Transaction Costs. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

(signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

NORTHSTAR HEALTHCARE INC.

By:
Name:
Title:

FIRST SURGICAL PARTNERS HOLDINGS, INC.

By:
Name:
Title: